                                TICKETS.COM, INC.
                            SCHEDULE 14 A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )


Filed by the Registrant [X]
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[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                TICKETS.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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


                               TICKETS.COM, INC.
                        555 ANTON BOULEVARD, 11TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                            ------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 2001

To the Stockholders of Tickets.com, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Tickets.com, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, July 11, 2001, beginning at 10:00 a.m., Pacific time, at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California, 92626, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect the following two directors to serve until the annual meeting of the stockholders in 2004 or until their successors are duly elected and qualified: W. Thomas Gimple and C. Ian Sym-Smith;



     2. To approve (a) the issuance and sale by the Company of shares of its Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share (the "Preferred Stock"), to General Atlantic Partners 74, L.P. ("GAP 74"), GapStar, LLC ("GapStar"), GAP Coinvestment Partners II, L.P. ("GAP Coinvestment"), International Capital Partners, Inc., Profit Sharing Trust ("ICP"), Sports Capital Partners, LP ("SCP"), Sports Capital Partners (Cayman Islands), LP ("SCP Cayman"), Sports Capital Partners CEV, LLC ("CEV"), Ardara Inc. ("Ardara") and to Zesiger Capital Group LLC ("Zesiger") as agent and attorney-in-fact for certain other purchasers ("ZCG Investors"), and (b) the issuance by the Company of its Common Stock, par value $0.000225 per share (the "Common Stock"), upon conversion of the Preferred Stock, all in accordance with the provisions of the Stock Purchase Agreement, dated as of May 1, 2001, as amended by Amendment No. 1, dated June 21, 2001, and Amendment No. 2, dated June 21, 2001, thereto, by and among the Company, GAP 74, GapStar, GAP Coinvestment, ICP, SCP, SCP Cayman, CEV, Ardara and the ZCG Investors;




     3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split whereby the Company would issue one new share of Common Stock in exchange for eight shares of outstanding Common Stock; and


     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.



     Only stockholders of record at the close of business on May 23, 2001, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting. These proxy solicitation materials are first being mailed on or about June 22, 2001, to all stockholders entitled to vote at the Annual Meeting.



     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                      By Order of the Board of Directors,


                                      /s/ W. Thomas Gimple
                                      W. Thomas Gimple
                                      Chief Executive Officer and
                                      Co-Chairman of the Board of Directors


Costa Mesa, California


June 22, 2001



YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               [TICKETS.COM LOGO]



                               TICKETS.COM, INC.
                        555 ANTON BOULEVARD, 11TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                            ------------------------



                                PROXY STATEMENT
                            ------------------------


                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 2001

GENERAL



     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Tickets.com, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on July 11, 2001 (the "Annual Meeting") and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held on Wednesday, July 11, 2001, beginning at 10:00 a.m., Pacific time, at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California 92626. These proxy solicitation materials are first being mailed on or about June 22, 2001, to all stockholders entitled to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. The purposes of the meeting are, as more fully described in this Proxy Statement:




     1. To elect the following two directors to serve until the annual meeting of the stockholders in 2004 or until their successors are duly elected and qualified: W. Thomas Gimple and C. Ian Sym-Smith;




     2. To approve (a) the issuance and sale by the Company of shares of its Series F Senior Cumulative Redeemable Preferred Stock, par value $0.000225 per share (the "Preferred Stock"), to General Atlantic Partners 74, L.P. ("GAP 74"), GapStar, LLC ("GapStar"), GAP Coinvestment Partners II, L.P. ("GAP Coinvestment" and, together with GAP 74 and GapStar, the "GAP Investors") and International Capital Partners, Inc., Profit Sharing Trust ("ICP"), Sports Capital Partners, LP ("SCP"), Sports Capital Partners (Cayman Islands), LP ("SCP Cayman"), Sports Capital Partners CEV, LLC ("CEV"), Ardara Inc. ("Ardara") and to Zesiger Capital Group LLC ("Zesiger") as agent and attorney-in-fact for certain other purchasers ("ZCG Investors"), and (b) the issuance by the Company of its Common Stock, par value $0.000225 per share (the "Common Stock"), upon conversion of the Preferred Stock, all in accordance with the provisions of the Stock Purchase Agreement, dated as of May 1, 2001, as amended by Amendment No. 1, dated June 21, 2001, and Amendment No. 2, dated June 21, 2001, thereto, by and among the Company, GAP 74, GapStar, GAP Coinvestment, ICP, SCP, SCP Cayman, CEV, Ardara and the ZCG Investors (the "Purchase Agreement");




     3. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split whereby the Company would issue one new share of Common Stock in exchange for eight shares of outstanding Common Stock; and


     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


VOTING; QUORUM; ABSTENTIONS AND BROKER NON-VOTES



     On May 23, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 59,395,623 shares of Common Stock were issued and outstanding. No shares of Preferred Stock were issued or outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 23, 2001. Stockholders may not cumulate votes in the election of directors.

     In Proposal 1 (the election of directors), the two nominees receiving the highest number of affirmative votes will be elected. Proposal 2 requires the affirmative vote of the holders of a majority of the Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote at the meeting. Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding Common Stock on the record date.

     The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted for the purpose of determining if a quorum is present for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     The stock transfer books of the Company will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

PROXIES

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors unless the authority to vote for the election of such directors is withheld and (ii) FOR Proposals 2 and 3. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION


     The Company has retained Mellon Investor Services to assist in the solicitation of proxies. For these services, the Company will pay a fee of approximately $5,000, plus expenses. The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be further supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services.


                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL


     The Company's Bylaws provide that the number of directors constituting the Board of Directors shall be determined by resolutions of the Board. The number of directors currently authorized is seven, four to be elected by the holders of shares of Common Stock and Preferred Stock voting together as a single class and two to be elected solely by the holders of shares of Preferred Stock voting as a separate class. In addition, the holders of shares of Preferred Stock will be entitled to elect one additional member of the Board of Directors beginning August 15, 2001. The directors are divided into three classes with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons, three elected by the holders of shares of Common Stock and two elected by the holders of shares of Preferred Stock. The class of directors whose term of office expires at the Annual Meeting currently consists of two directors. The nominees for election to this class shall be elected by the holders of shares of Common Stock solely (as there were no shares of Preferred Stock outstanding on the record date). The directors elected to this class will serve for a term of three years, expiring at the annual meeting of stockholders in 2004, or until their successors have been duly elected and qualified. The nominees listed below are currently directors of the Company.


     The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.


DIRECTORS ELECTED BY HOLDERS OF COMMON AND PREFERRED STOCK VOTING TOGETHER


NOMINEES FOR TERMS ENDING UPON THE 2004 ANNUAL MEETING OF STOCKHOLDERS

     The following table sets forth certain information, as of April 30, 2001, concerning the nominees for director of the Company for terms ending upon the 2004 Annual Meeting of Stockholders:


                NAME                   DIRECTOR SINCE        POSITIONS WITH THE COMPANY
                ----                   --------------        --------------------------
W. Thomas Gimple.....................  1996              Co-Chairman of the Board and Chief
                                                         Executive Officer
C. Ian Sym-Smith(1)..................  1996              Co-Chairman of the Board



---------------
(1) Member of the Compensation and Audit Committees.



     W. Thomas Gimple, 39, has served as Chief Executive Officer and a director of the Company since November 1996. In December 1999, Mr. Gimple was appointed Co-Chairman of the board of directors of the Company. From November 1996 to December 1999, Mr. Gimple also served as President of the Company. Prior to joining the Company, Mr. Gimple served as Executive Vice President of Iwerks Entertainment, Inc., a leading provider of software-based theater attractions, from July 1995 to January 1996 and as President of Iwerks Touring Technologies, Inc., a subsidiary of Iwerks Entertainment, Inc., from November 1991 to July 1995. Mr. Gimple received his B.S. in Business Administration with a focus on Entrepreneurial Studies from the University of Southern California.



     C. Ian Sym-Smith, 71, has served as Chairman or Co-Chairman of the board of directors of the Company since 1996. Mr. Sym-Smith has been an independent investor and has been a special limited partner of Ventana Global and several affiliated investment funds since May 1994. From 1988 to May 1994, Mr. Sym-Smith served as Chairman of the Board of Rural/Metro Corporation, a publicly held emergency service company. Mr. Sym-Smith received his diploma in electrical engineering from the College of Technology in Birmingham, England and an M.B.A. from the Wharton School of the University of Pennsylvania.



CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS


     This seat is currently vacant but it is expected to be filled shortly by the Board of Directors.

CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS



     Nicholas E. Sinacori, 56, has served as a director of the Company since September 1997. Mr. Sinacori has been a Managing Partner of International Capital Partners, Inc., a private equity investment firm since June 1989. Mr. Sinacori also serves on the board of directors of Familymeds, Inc., Shared Technologies Cellular, Inc., Cambric, Inc., CorSolutions, Inc., and Beverage Marketing Technologies, Inc. Mr. Sinacori received his B.S. in Operations Research and his M.B.A. in Finance, both from Columbia University.




DIRECTORS ELECTED BY HOLDERS OF PREFERRED STOCK


CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF
STOCKHOLDERS.


     Braden R. Kelly, 30, has served as a director of the Company since February 2001. Mr. Kelly is a managing member of General Atlantic Partners, LLC, a private equity investment firm that invests in Internet and information technology companies on a global basis, where he has been employed in various capacities since 1995. Prior to joining General Atlantic, he was a member of the mergers, acquisitions and restructuring department at Morgan, Stanley & Co. Mr. Kelly also serves as a director of Eclipsys Corporation, HEALTHvision, Inc. and Predictive Systems, Inc. Mr. Kelly received his B.A. in Finance and Business Economics from the University of Notre Dame.


CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF
STOCKHOLDERS.



     J.L. (Jack) Davies, 51, has been Senior Advisor to the CEO of America Online, Inc. since January 2000. From 1994 to January 2000, Mr. Davies served as President of AOL International and from 1993 to 1994 as Senior Vice President of AOL. Prior to joining AOL, Mr. Davies was a Managing Director with Citicorp in London, England. Mr. Davies also serves as a director of Scholastic, Inc. and Proxicom, Inc. Mr. Davies received his B.A. in Political Science and his M.B.A. in Marketing from the University of Rochester.



BOARD COMMITTEES AND MEETINGS



     The Board of Directors held nine meetings during the fiscal year ended December 31, 2000 (the "2000 Fiscal Year"). The Board of Directors has established an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2000 Fiscal Year. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted by written consent without a meeting during the 2000 Fiscal Year.




     Audit Committee. The Audit Committee of the Board of Directors consists of three directors, Messrs. Kelly, Sinacori and Sym-Smith, each of whom is currently an "independent director" as that term is defined by the applicable rules of the National Association of Securities Dealers, Inc. The Audit Committee reviews and monitors the corporate financial reporting and the independent audits of the Company, including, among other things, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, the Company's independent auditors. On April 18, 2000, the Board of Directors adopted a written charter for the Audit Committee. A copy of that written charter is attached as Appendix A to this Proxy Statement. The Audit Committee held three meetings during the 2000 Fiscal Year.



     Compensation Committee. The Compensation Committee of the Board of Directors currently consists of two directors, Messrs. Sym-Smith and Sinacori. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for executive officers, administering the Company's

Discretionary Option Grant Program and Stock Issuance Program, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors. The Compensation Committee held two meetings during the 2000 Fiscal Year.


     The Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

DIRECTOR COMPENSATION



     The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. Directors currently receive no cash compensation for serving on the Board of Directors. However, in December 1997, each non-employee director serving on the Board of Directors received an option to purchase 11,111 shares of Common Stock at an exercise price of $2.25 per share, and such options are fully exercisable and terminate on December 22, 2007. Under the Company's 1999 Stock Incentive Plan (the "1999 Stock Incentive Plan"), each new non-employee director typically receives an option to purchase 13,333 shares of Common Stock upon joining the Board of Directors which vests in equal annual installments upon the director's completion of each year of board service over a three-year period measured from the director's initial election to the Board of Directors. Each incumbent director is granted an option to purchase an additional 4,444 shares of Common Stock annually which vests immediately upon grant. Pursuant to the terms of the 1999 Stock Incentive Plan, Messrs. Sinacori and Sym-Smith were each granted an option to purchase 4,444 shares of Common Stock at an exercise price of $3.00 per share on June 1, 2000, Mr. Braden Kelly was granted an option to purchase 13,333 shares of Common Stock at an exercise price of $.7812 per share upon joining the Board of Directors on February 14, 2001 and J.L. Davies was granted an option to purchase 13,333 shares of Common Stock at an exercise price of approximately $.32 per share upon joining the Board of Directors on June 21, 2001.



REQUIRED VOTE

     The two nominees receiving the highest number of affirmative votes will be elected to the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

                                   PROPOSAL 2


              TO APPROVE THE ISSUANCE OF SHARES OF SERIES F SENIOR

                     CUMULATIVE REDEEMABLE PREFERRED STOCK,
              DIVIDENDS IN SHARES OF SUCH PREFERRED STOCK THEREON,
                          AND UNDERLYING COMMON STOCK

GENERAL


     Due to the combination of operating losses that the Company has incurred, and capital expenditures for expansion, the Company's cash resources were inadequate to provide for the working capital which management believed was needed to continue the Company's operations and to allow the Company to become cash flow positive. Based on a budget developed by management, the Company needed a capital infusion of approximately $17 million to fund the foregoing purposes. For that reason, over the past several months the Company has explored a number of possible sources of financing. As these possible sources included existing investors in the Company affiliated with members of the Company's Board of Directors, a special committee (the "Special Committee") consisting of the one independent member of the Board of Directors was established. The Special Committee was responsible for reviewing and considering the financing alternatives available to the Company and approving such a financing on behalf of the full Board of Directors.




     On May 1, 2001, pursuant to approval of the Special Committee, the Company entered into a stock purchase agreement with GAP 74, GapStar, GAP Coinvestment and ICP. On June 21, 2001, the parties to that stock purchase agreement amended it to include SCP, SCP Cayman, CEV, Ardara and the ZCG

Investors as additional purchasers. The parties to the Purchase Agreement, excluding the Company, are referred to herein as the "Investors." Pursuant to the terms of the Purchase Agreement, at the initial closing of the financing which occurred on June 21, 2001 (the "Initial Closing"), the Company received $6.5 million in cash proceeds by issuing to certain of the Investors in the aggregate 10,833,333 shares of the Preferred Stock at a price per share of $0.60 (the "Price Per Share"). The terms of the Preferred Stock are as filed with the Delaware Secretary of State on June 12, 2001 (the "Certificate of Designations").




     The Purchase Agreement also provides for a second closing (the "Second Closing") at which time the Company would issue to the Investors in the aggregate an additional 17,500,000 shares of Preferred Stock (the "Additional Preferred Shares") for a purchase price of $10.5 million at the Price Per Share. One of the conditions to the Second Closing is that the Company's stockholders approve the Company's sale and issuance of the Additional Preferred Shares. The proceeds received by the Company under the Purchase Agreement will be used for general working capital purposes as discussed above.



     After the Initial Closing, the GAP Investors and certain of their affiliates, including General Atlantic Partners 46, L.P., General Atlantic Partners 54, L.P. and GAP Coinvestment Partners, L.P., (collectively with the GAP Investors, the "GA Entities"), beneficially own approximately 24% of the outstanding Common Stock. Mr. Braden R. Kelly, a director of the Company, is a managing member of General Atlantic Partners, LLC and a general partner of each of GAP Coinvestment Partners, L.P. and GAP Coinvestment. General Atlantic Partners, LLC is the general partner of each of General Atlantic Partners 46, L.P., General Atlantic Partners 54, L.P. and the managing member of GapStar. Zesiger beneficially owns approximately 9.4% of the outstanding Common Stock of the Company. ICP and International Capital Partners, Inc. beneficially own less than 1% of the outstanding Common Stock of the Company. Mr. Nicholas E. Sinacori, a director of the Company, is a managing partner of International Capital Partners, Inc. and a trustee of ICP. In connection with their purchase of the Preferred Stock, Ardara and the ZCG Investors will pay a management and consulting fee to ICP or its affiliates equal to 6% of the aggregate purchase price paid.


BACKGROUND OF STOCKHOLDER APPROVAL REQUIREMENT


     In addition to complying with various listing standards as discussed below in Proposal 3 under the caption "Purpose of the Reverse Split," in order for the Common Stock to continue to be listed on Nasdaq's National Market (the "NMS") the Company must comply with certain governance standards as set forth in Rules 4350 and 4351 of the NASDAQ Stock Market, Inc. ("Nasdaq"). Those rules require, among other things, that the Company obtain stockholder approval for the sale or issuance in a transaction of a number of shares of common stock (or securities convertible into or exchangeable for common stock, such as the Preferred Stock) equal to or in excess of twenty percent of the number of shares of common stock outstanding prior to such transaction if such issuance is for a purchase price which is less than the greater of the book or market value of the common stock.



     The issuance of the Additional Preferred Shares at the Second Closing, together with the issuance of the shares of Preferred Stock at the Initial Closing, would result in the issuance of a number of securities convertible into Common Stock greater than twenty percent of the outstanding Common Stock. As a result, pursuant to the terms of the Purchase Agreement, the issuance of the Additional Preferred Shares to the Investors at the Second Closing has been expressly conditioned, among other things, on the approval by the Company's stockholders prior to the Second Closing. Accordingly, the Company is seeking stockholder approval of the sale of the Additional Preferred Shares, including any shares of Preferred Stock paid as dividends in lieu of cash as discussed below, and the Common Stock issuable on conversion of the Preferred Stock (the "Underlying Common Stock"). If this Proposal 2 does not receive stockholder approval the sale and issuance of the Additional Preferred Shares at the Second Closing will not occur.


SUMMARY OF THE TERMS OF THE PREFERRED STOCK

     The following is a summary of the terms of the Preferred Stock:

     Rank. The Preferred Stock ranks senior to the Common Stock and each other class or series of capital stock of the Company hereafter created that does not expressly rank pari passu with or senior to the Preferred

Stock with respect to dividends, distributions, rights upon liquidation and certain payments in connection with major corporate transactions.

     Dividend Rights. If the Company pays cash dividends on the Common Stock, then the holders of Preferred Stock ("Preferred Holders") shall be entitled to share in such dividends on a pro rata basis as if their shares of Preferred Stock had been converted into Common Stock. In addition, the Preferred Holders shall be paid cumulative dividends at an annual rate of (i) nine percent per annum of the Accreted Value (as defined below), over (ii) any cash dividends paid to the Preferred Holders in accordance with the immediately preceding sentence. Such dividends shall accrue and compound quarterly whether or not declared by the Board of Directors, and shall be added to the Accreted Value on each such quarterly date. "Accreted Value" means the Price Per Share plus the amount of any dividends added thereto.

     Conversion Rights. Each share of Preferred Stock will be convertible at the option of the Preferred Holders into shares of Common Stock at the conversion ratio equal to (i) the Accreted Value (plus any accrued and unpaid dividends) divided by (ii) the Price Per Share, subject to adjustment as provided under the antidilution adjustments described below (the "Conversion Price").

     Redemption Rights. The Company has the right to redeem the Preferred Stock as follows:


          (i) If on any date after the second anniversary of the First Closing, but prior to the third anniversary of the First Closing, the volume-weighted average trading price of the Common Stock, as reported on the NMS or other major exchange on which the Company stock trades, for the ninety consecutive trading days immediately preceding the date in question (the "Average Trading Price"), equals or exceeds 200% of the Conversion Price, the Company will have the right to redeem in cash all, but not less than all, outstanding shares of Preferred Stock at the following redemption price per share (the "Redemption Price"): the greater of (i) the Accreted Value of the Preferred Stock on such date, plus all accrued and unpaid dividends up to such date or (ii) the volume-weighted average trading price per share of Common Stock for the twenty consecutive trading days immediately prior to the redemption date multiplied by the number of shares of Common Stock into which the Preferred Stock is convertible on such date;


          (ii) If on or after the third anniversary of the First Closing, but prior to the fourth anniversary of the First Closing, the Average Trading Price equals or exceeds 250% of the Conversion Price, the Company shall have the right to redeem in cash all outstanding shares of Preferred Stock at the Redemption Price; or

          (iii) If on or after the fourth anniversary of the First Closing, but prior to the fifth anniversary of the First Closing, the Average Trading Price equals or exceeds 300% of the Conversion Price, the Company shall have the right to redeem in cash all outstanding shares of Preferred Stock at the Redemption Price.

     On the fifth anniversary of the First Closing, each then outstanding share of Preferred Stock will automatically convert into the right to receive a cash payment equal to the Redemption Price.

     Notwithstanding anything to the contrary, any holder of Preferred Stock may convert its shares of Preferred Stock until the Redemption Price has been paid by the Company.



     Liquidation Rights. In the event of a Sale Transaction or Liquidation (as those terms are defined below), each Preferred Holder will be entitled (i) to be paid for each share of Preferred Stock an amount equal to the Accreted Value of such share of Preferred Stock at the time of such event plus all accrued and unpaid dividends, and (ii) to receive the number of shares of Common Stock to which such share of Preferred Stock is convertible upon the closing of such event. The term "Liquidation" means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Company, and the term "Sale Transaction" means (a) a merger, consolidation, tender offer or other business combination with respect to the Company if, the stockholders of the Company prior to such transaction do not retain at least a majority of the voting power of the surviving entity; (b) the voluntary sale or transfer to another person of (i) the voting capital stock of the Company if, after such sale or transfer, the stockholders of the Company prior to such sale or transfer do not retain at least a majority of the voting power of the Company or (ii) all or substantially all of the assets of the Company; or (c) the sale of the assets of the

Company in which the gross proceeds exceed $10 million, unless such sale was in the ordinary course of business.



     Voting Rights. The holders of the Preferred Stock have the right to vote, on an as converted basis, on all matters that require a vote of the holders of Common Stock. In addition, provided that a majority of the shares of the Preferred Stock remain outstanding, the following actions require the approval of the holders of a majority of the outstanding Preferred Stock: (i) any amendment to the Company's Certificate of Incorporation or Bylaws that would affect the rights, preferences, powers and privileges of the Preferred Stock;
(ii) the issuance or authorization of any additional capital stock of the Company; (iii) the redemption for cash of any capital stock of the Company; (iv) the declaration or payment of any dividends or other distributions on any capital stock of the Company; (v) any action that results in a deemed dividend to the Preferred Stock under section 305 of the Internal Revenue Code; (vi) the Company issuing, assuming or otherwise becoming liable for any long term debt in excess of $3,000,000 in the aggregate; (vii) the Company making an aggregate amount of capital expenditures in excess of (a) $1,500,000 individually or $4,000,000 in the aggregate in any 12-month period or (b) $1,000,000, not included in the annual operating budget approved by the Board of Directors;
(viii) any change in the material accounting methods or policies of the Company;
(ix) a Liquidation or any Sale Transaction; and (x) any modification of the number of directors constituting the entire Board of Directors. As long as GAP 74, GAP Coinvestment and GapStar and/or any of their affiliates own at least a majority of the outstanding shares of Preferred Stock, the Preferred Holders, voting as a separate class, have the right to elect two directors of the Company's Board of Directors. In addition, after August 15, 2001, if GAP 74, GAP Coinvestment and GapStar and/or any of its affiliates together own at least a majority of the outstanding shares of Preferred Stock, then the Preferred Holders, voting as a separate class, shall be entitled to elect one additional director of the Company's Board of Directors.



     Antidilution Adjustments. The holders of Preferred Stock are entitled to customary antidilution rights including, adjustments for stock splits, stock dividends and other structural changes. In addition, if the Company issues Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share ("New Issue Price") less than the Conversion Price then in effect, the Conversion Price shall be adjusted to equal the New Issue Price.



     Registration Rights. Under the Registration Rights Agreement, entered into among the Investors and the Company in connection with the Initial Closing, GAP 74, GAP Coinvestment and GapStar as a group have one demand registration right for an underwritten offering, and all of the Investors have customary "piggy-back" and "shelf" registration rights in both primary and secondary offerings (i.e., Investors have a right to participate in registrations initiated by the Company or other stockholders of the Company). In addition, the Investors shall have additional demand registration rights if less than 75% of their shares are sold.



FOR MORE INFORMATION



     Copies of the Purchase Agreement, the form of Certificate of Designations and the form of Registration Rights Agreement are contained in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2001, and are incorporated herein by this reference. Any person receiving this Proxy Statement may obtain a copy of this Current Report without charge, upon written request to Investor Relations of the Company, at the Company's principal executive offices located at 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626, or by telephoning (714) 327-5400. The description of these documents in this Proxy Statement are only summaries of their material terms and conditions and are qualified in their entirety by reference to the complete documents which are publicly available through the Securities and Exchange Commission.




POSSIBLE ADVERSE EFFECTS ON THE HOLDERS OF COMMON STOCK


     Dilution. To the extent shares of Preferred Stock are converted (or dividends on the Preferred Stock are paid in Preferred Stock and then converted) into shares of Common Stock, a significant number of additional shares of Common Stock may be sold in the market, which could decrease the price of the shares of Common Stock. If the sale of a large amount of Common Stock upon conversion of the Preferred Stock results in a decline in the price of Common Stock, this event could encourage short sales by the Company's stockholders. Short sales could place further downward pressure on the price of the Common Stock. Consequently, the conversion of the Preferred Stock, including the conversion of Preferred Stock received as payment of dividends thereon in lieu of cash, may result in substantial dilution of the interests of other holders of the Common Stock.

     Also, the Conversion Price of the Preferred Stock and the number of shares of Common Stock which may be received upon the conversion of the Preferred Stock are subject to antidilution adjustments as described above. If shares of Common Stock (or securities convertible into or exchangeable for Common Stock) are issued at a price per share below the then existing Conversion Price, the number of shares of Common Stock which may be issued upon conversion of the Preferred Stock may be substantially increased. A substantial increase in the number of shares of Common Stock issuable upon conversion of the Preferred Stock will have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of Common Stock.


     Additional Control by the GA Entities. Immediately following the Initial Closing, the GA Entities beneficially owned approximately 24% of the Common Stock. After the Second Closing, the GA Entities will beneficially own approximately 34% of the Company's Common Stock. Consequently, after the purchase of the Preferred Stock by the GAP Investors under the Purchase Agreement at the Second Closing, the GA Entities would be able to significantly influence all matters requiring approval by the Company's stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of the Company and may make some transactions more difficult or impossible to complete without the support of the GA Entities.


RECOMMENDATION


     While aware of the risks attendant to the issuance of the Additional Preferred Shares (some of which are discussed above), management believes that the $10.5 million offered by the Investors in connection with the Second Closing is important to the future prospects of the Company, particularly its ability to become and remain cash flow positive. Despite its significant efforts, management has been unable to secure these funds on terms better than those offered under the Purchase Agreement. For this reason, the Special Committee recommends that the Company's stockholders vote to approve the issuance of the Additional Preferred Shares, the shares of Preferred Stock received as dividends on the Preferred Stock and the underlying Common Stock.


REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal will be required to approve this proposal. THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                   PROPOSAL 3

                    TO APPROVE AN AMENDMENT TO THE COMPANY'S
               CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT A
               REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK

GENERAL


     The Company's Board of Directors has unanimously adopted resolutions proposing, declaring advisable and recommending that stockholders of the Company authorize an amendment to the Company's Certificate of Incorporation (the "Amendment") to effect a one-for-eight reverse stock split (the "Reverse Split") of the Company's Common Stock of which 59,395,623 shares were issued and outstanding as of the close of business on the record date, and to provide for the payment of cash in lieu of fractional shares otherwise issuable in connection with the Reverse Split. There will be no change in the number of the Company's authorized shares of Common Stock and no change in the par value of the Common Stock.



     If the Reverse Split is approved, the Board of Directors will have the authority, without further stockholder approval, to effect the Reverse Split, pursuant to which each of the Company's presently outstanding shares (the "Old Shares") of Common Stock would be exchanged for new shares (the "New Shares") of Common Stock in an exchange ratio of one New Share for every eight Old Shares. The Board of Directors would also have the authority to determine the exact timing of the Reverse Split, which may be at any time on or prior to August 15, 2001, without further stockholder approval. The timing will be determined in the judgment of the Board of Directors, with the intention of maximizing the Company's ability to remain in compliance with the continued listing maintenance requirements of Nasdaq and other intended benefits of the Reverse Split to stockholders and the Company. See the information below under the caption "Purposes of the Reverse Split." The text of the proposed Amendment is set forth on Appendix B to this Proxy Statement.



     The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Common Stock, business and transactional developments and the Company's actual and projected financial performance.

     Except for changes due to the Company's purchase of fractional shares, the Reverse Split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

PURPOSES OF THE REVERSE SPLIT

     The Company's Common Stock is a quoted security on the NMS. In order for the Common Stock to continue to be quoted thereon, the Company and the Common Stock are required to continue to comply with various listing maintenance standards established by Nasdaq. Among other things, the Company is required to maintain a minimum bid price of at least $1.00 per share.



     Under Nasdaq's listing maintenance standards, if the closing bid price of the Common Stock is under $1.00 per share for thirty consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist the Common Stock from trading on the NMS. If a delisting were to occur, the Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets. On December 15, 2000, the Company was advised by Nasdaq that the Common Stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement by March 15, 2001, its Common Stock would be delisted (subject to the Company's right for a hearing and stay of the delisting during the hearing period). On March 21, 2001, Nasdaq provided the Company with written notification of the staff's determination to delist the Common Stock. The Company appealed the delisting determination and a Nasdaq hearing was held on May 10, 2001. On June 6, 2001, Nasdaq notified the Company of its determination to continue the listing of the Company's Common Stock on the NMS provided that on or before July 31, 2001 the Common Stock achieves a closing bid price of at least $1.00 per share and maintains such closing bid price for a minimum of ten consecutive trading days thereafter. The Company must also demonstrate compliance with all other requirements for continued listing. If the Company is unable to satisfy these conditions, the Common Stock will be delisted.

     The principal purposes of the Reverse Split proposal are to (i) satisfy the Company's obligations to the purchasers of its Preferred Stock to take all steps necessary to maintain its NMS listing, (ii) increase the market price of the Company's Common Stock above the Nasdaq minimum bid requirement of $1.00 per share and (iii) reduce the number of fully diluted common shares outstanding, particularly in light of the recent issuance by the Company of shares of its Preferred Stock, to an appropriate level for an entity of the Company's size. There can be no assurance that after effectuating the Reverse Split the Company will continue to meet the minimum bid price or other requirements of Nasdaq for continued inclusion for trading on the NMS.


     The Company also believes that maintaining the Company's NMS listing may provide the Company's stockholders with a broader market for their Common Stock and facilitate the use of the Common Stock in financing and other transactions in which the Company may engage.

CERTAIN EFFECTS OF THE REVERSE SPLIT

     The following table illustrates the principal effects of the Reverse Split on the Company's Common Stock:


                                                    PRIOR TO THE     SUBSEQUENT TO
                 NUMBER OF SHARES                   REVERSE SPLIT    REVERSE SPLIT
                 ----------------                   -------------    -------------
Authorized........................................   225,000,000      225,000,000
Outstanding(1)(2).................................    59,395,623        7,424,452
Available for Future Issuance.....................   165,604,377      217,575,548



---------------
(1) Gives effect to the Reverse Split as if it occurred on the record date, subject to adjustment resulting from the repurchase by the Company of fractional shares.



(2) Excludes shares of Common Stock issuable (i) upon the exercise of outstanding options under the 1999 Stock Incentive Plan, (ii) upon the exercise of outstanding warrants to purchase Common Stock and (iii) upon conversion of the Preferred Stock. Upon effectiveness of the Reverse Split, each option, warrant and share of Preferred Stock will entitle the holder to acquire a number of shares of Common Stock equal to the number of shares of Common Stock which the holder was entitled to acquire immediately prior to the Reverse Split divided by eight at an exercise price or conversion price equal to the price in effect immediately prior to the Reverse Split multiplied by eight.



     Stockholders should recognize that if the Reverse Split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Amendment divided by eight (before adjustment for fractional shares, as described below)). While the Company expects that the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Common Stock by a multiple of eight or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, the Company's performance and prospects). Also, should the market price of the Common Stock decline, the percentage decline may be greater than would pertain in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity in the market price of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. There can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.


PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES


     If the Amendment is approved by the Company's stockholders, and if the Board of Directors still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate effective time for the Reverse Split. The Board may delay effecting the Reverse Split until

August 15, 2001 without resoliciting such stockholder approval. The Reverse Split will become effective on the date of filing the Amendment (the "Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.




     Promptly after the Effective Date, stockholders will be notified that the Reverse Split has been effected. The Company's transfer agent, Mellon Investor Services will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.



FRACTIONAL SHARES


     No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by eight, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock as reported in The Wall Street Journal on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Common Stock on such day or other price determined by the Board of Directors). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.


     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

NO DISSENTER'S RIGHTS

     Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT


     The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

     No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash pursuant to Section 302 of the Internal Revenue Code of 1986, as amended. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares, is not separately bargained for consideration and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

     The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Amendment will be required to approve the Amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES



     The following tables set forth certain information known to the Company with respect to the beneficial ownership of the Common Stock and Preferred Stock as of June 21, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Common Stock or Preferred Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable pursuant to options, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days of June 21, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options, warrants or convertible securities for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

COMMON STOCK


                                                    SHARES BENEFICIALLY    PERCENTAGE OF SHARES
                 BENEFICIAL OWNER                          OWNED            BENEFICIALLY OWNED
                 ----------------                   -------------------    --------------------
Braden R. Kelly(a)................................      16,162,060                 24.1%
W. Thomas Gimple(b)...............................       1,360,778                  2.2%
Nicholas E. Sinacori(c)...........................         614,444                    *
J. L. Davies(d)...................................          13,333                    *
Timothy E. Kelly..................................              --                   --
Mardan M. Afrasiabi(e)............................         281,140                    *
C. Ian Sym-Smith(f)...............................         192,204                    *
General Atlantic Partners LLC(a)..................      16,148,728                 24.0%
Excite, Inc.(g)...................................       3,900,002                  6.6%
Zesiger Capital Group LLC(h)......................       5,788,216                  9.4%
All directors and executive officers as a group
  (8 persons)(a),(b),(c),(d),(e),(f),(i)..........      18,827,939                 27.1%



---------------
 *  Represents beneficial ownership of less than one percent.




 (a) Includes the following securities held by various General Atlantic partnerships and limited liability companies: (1) 4,203,871 shares owned by General Atlantic Partners 46, L.P., 2,718,753 shares owned by General Atlantic Partners 54 L.P., 875,494 shares owned by GAP Coinvestment Partners, L.P. and 567,587 shares owned by GAP Coinvestment Partners II, L.P., (2) warrants to purchase 165,202 shares owned by General Atlantic Partners 54, L.P. and warrants to purchase 34,488 shares owned by GAP Coinvestment Partners II, L.P., (3) 6,242,145 shares issuable upon conversion of Preferred Stock owned by General Atlantic Partners 74, L.P. within 60 days of June 21, 2001, 867,230 shares issuable upon conversion of Preferred Stock owned by GAP Coinvestment Partners II, L.P. within 60 days of June 21, 2001 and 473,958 shares issuable upon conversion of Preferred Stock owned by GapStar, LLC within 60 days of June 21, 2001. In addition, includes options outstanding to purchase 13,333 shares that are exercisable within 60 days of June 21, 2001, which options are held by Mr. Kelly. Mr. Kelly, a director of the Company, is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 46, L.P., General Atlantic Partners 54, L.P. and General Atlantic Partners 74, L.P. and is the managing member of GapStar, LLC. The managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. Mr. Kelly disclaims beneficial ownership of the shares referred to in clauses (1), (2) and (3) above, except to the extent of his pecuniary interest therein. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.





 (b) Includes options outstanding to purchase 1,346,179 shares that are exercisable within 60 days of June 21, 2001.





 (c) Includes the following securities held by International Capital Partners, Inc. and ICP: (1) 177,777 shares held by International Capital Partners, Inc., (2) 60,000 shares held by ICP, and (3) 361,112 shares issuable upon conversion of Preferred Stock owned by ICP within 60 days of June 21, 2001. In addition, includes options outstanding to purchase 15,555 shares that are exercisable within 60 days of June 21, 2001. Mr. Sinacori, a director of the Company, is a managing partner of International Capital Partners, Inc. and a trustee of ICP. Mr. Sinacori disclaims beneficial ownership of the shares referred to on clauses (1), (2) and (3) above, except to the extent of his pecuniary interest therein.





 (d) Includes options outstanding to purchase 13,333 shares that are exercisable within 60 days of June 21, 2001.





 (e) Includes options outstanding to purchase 240,661 shares that are exercisable within 60 days of June 21, 2001.

 (f) Includes (1) options outstanding to purchase 4,444 shares that are exercisable within 60 days of June 21, 2001, and (2) 20,000 shares held by Giving Productively, Inc. Mr. Sym-Smith is President of Giving Productively, Inc.





 (g) The address of Excite, Inc. is 450 Broadway, Redwood City, California
     94063.





 (h) The shares are held in discretionary accounts which Zesiger Capital Group, LLC ("Zesiger") manages. Includes 2,166,667 shares issuable upon conversion of Preferred Stock held in such discretionary accounts within 60 days of June 21, 2001. Zesiger has sole voting power with respect to 3,476,110 of such shares and sole dispositive power with respect to all 5,788,216 shares. Zesiger disclaims beneficial ownership of all 5,788,216 shares. The address of Zesiger is 320 Park Avenue, 30th Floor, New York, New York 10022.




 (i) The address of all directors and executive officers is 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626.


PREFERRED STOCK


                                                    SHARES BENEFICIALLY    PERCENTAGE OF SHARES
                 BENEFICIAL OWNER                          OWNED            BENEFICIALLY OWNED
                 ----------------                   -------------------    --------------------
Braden R. Kelly(a)................................       7,583,333                 70.0%
W. Thomas Gimple..................................              --                   --
Nicholas E. Sinacori(b)...........................         361,112                  3.3%
J. L. Davies......................................              --                   --
Timothy E. Kelly..................................              --                   --
Mardan M. Afrasiabi...............................              --                   --
C. Ian Sym-Smith..................................              --                   --
General Atlantic Partners LLC(a)..................       7,583,333                 70.0%
Zesiger Capital Group LLC(c)......................       2,166,667                 20.0%
Ardara Inc.(d)....................................         722,221                  6.7%
All directors and executive officers as a group
  (8 persons)(a),(b)..............................       8,055,557                 74.4%



---------------
 (a) Includes the following shares held by various General Atlantic partnerships and limited liability companies: (1) 6,242,145 shares owned by General Atlantic Partners 74, L.P., 867,230 shares owned by GAP Coinvestment Partners II, L.P. and 473,958 shares owned by GapStar, LLC. Mr. Kelly, a director of the Company, is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 74, L.P. and the managing member of GapStar, LLC. The managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II, L.P. Mr. Kelly disclaims beneficial ownership of the shares referred to above, except to the extent of his pecuniary interest therein.



 (b) Includes 361,112 shares owned by ICP. Mr. Sinacori, a director of the Company is a trustee of ICP. Mr. Sinacori disclaims beneficial ownership of the shares referred to above, except to the extent of his pecuniary interest therein.



 (c) The shares are held in discretionary accounts which Zesiger manages. Zesiger has sole voting power and sole dispositive power with respect to all 2,166,667 shares. Zesiger disclaims beneficial ownership of all 2,166,667 shares.



 (d) The address of Ardara is 11, rue de la Coureterie, Geneva, Switzerland.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding all executive officers of the Company as of April 30, 2001:



                NAME                   AGE                       POSITION
                ----                   ---                       --------
W. Thomas Gimple.....................  39     Chief Executive Officer and Co-Chairman of the
                                              Board
Mardan M. Afrasiabi..................  35     Division President -- Ticketing Services Group
Eric P. Bauer........................  38     Executive Vice President and Chief Financial
                                              Officer
Andrew W. Donkin.....................  39     Division President -- Internet Ticketing Group
Christopher Goodhart.................  49     Division President -- International Group



     The biography of Mr. Gimple appears earlier in this Proxy Statement. See "Election of Directors."



     Mardan M. Afrasiabi has served as Division President -- Ticketing Services Group of the Company since February 2001. From August 1999 to February 2001, he served as the Company's Executive Vice President, Business Development. From June 1998 to August 1999, Mr. Afrasiabi served as the Company's Vice President, Strategic and International Business Development. Prior to joining the Company, Mr. Afrasiabi served as Vice President of Ventana Global Ltd., an international venture capital firm, from May 1995 until June 1998. While at Ventana Global, Mr. Afrasiabi was involved in the formation and initial capitalization of the Company. From August 1992 to December 1995 he attended the University of Southern California. Mr. Afrasiabi received his B.S. in Business Administration with a focus on Entrepreneurial Studies, his M.B.A. and his J.D. from the University of Southern California.





     Eric P. Bauer has served as Executive Vice President and Chief Financial Officer of the Company since September 2000. Prior to joining the Company, Mr. Bauer served as Vice President Finance and Planning of Choice Hotels International, a hotel franchising company, from June 1997 until January 2000 and then as that company's Vice President Strategy and Business Development from January 2000 to September 2000. From January 1993 to May 1997, Mr. Bauer was Director of Field Finance for Pepsico's Taco Bell division. Mr. Bauer has also held various management positions with KPMG Peat Marwick and International Marketing Associates, a marketing firm he co-founded, as well as working in international banking. Mr. Bauer received his B.S. in Economics from the University of California at Los Angeles and his M.B.A. in Finance from Georgetown University.





     Andrew W. Donkin has served as Division President -- Internet Ticketing Group of the Company since January 2001. From December 1999 to January 2001, Mr. Donkin served as the Company's Senior Vice President, Marketing and from October 1999 to December 1999, as Vice President, Marketing. Prior to joining the Company, Mr. Donkin served in various brand management positions with Colgate-Palmolive Co. from June 1993 to September 1999. Mr. Donkin received his B.S. in Marketing from the University of Rhode Island and his M.B.A. from Boston University.





     Christopher Goodhart has served as Division President -- International Group of the Company since January 2001. From June 1999 to January 2001, Mr. Goodhart served as the Company's Managing Director Europe and Vice President & General Manager International. Prior to joining the Company in connection with the Company's acquisition of TicketsLive Corporation, Mr. Goodhart served as Managing Director of Select Ticketing Systems Ltd. in the United Kingdom from April 1998 to May 1999. From September 1995 to April 1998, he held various sales and marketing positions with Aegis Group Sales, a computer security and transaction based systems company, and prior to that he was with Olive Tree Trading, an importer and distributor of leisure products. Mr. Goodhart studied Modern Languages and History of Art at the University of Cambridge, United Kingdom.



     All executive officers are appointed annually by and serve at the discretion of the Board of Directors.

SUMMARY OF CASH AND OTHER EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus for the 2000 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2000, 1999 and, if applicable, 1998. No other executive officers who would have otherwise been includible in such table on the basis of salary and bonus earned for the 2000 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."



                           SUMMARY COMPENSATION TABLE




                                                                           LONG TERM
                                                                          COMPENSATION
                                                                           SECURITIES
                                                                           UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
       ---------------------------          ----   ---------   --------   ------------   ---------------
W. Thomas Gimple..........................  2000    282,000         --       50,000           9,358(a)
  Chief Executive Officer.................  1999    282,200    275,000      888,889           8,914(a)
                                            1998    268,431         --      600,000           1,830(a)
Timothy E. Kelly..........................  2000    236,400         --      605,556          22,654(c)
  President(b)............................  1999     85,923     75,000      444,444          14,628(c)
Mardan M. Afrasiabi.......................  2000    175,000         --      125,000              --
  EVP, Business Development(d)............  1999    152,500    175,000      244,444              --



---------------
(a) Represents life and medical insurance premiums paid by the Company.




(b) Mr. Kelly joined the Company as an executive officer in August 1999. In December 1999, Mr. Kelly became President of the Company. Mr. Kelly resigned as an executive officer of the Company in January 2001.



(c) Represents reimbursement for relocation expenses.

(d) Mr. Afrasiabi became an executive officer of the Company in August 1999 and became Division President -- Ticketing Services Group in February 2001.

OPTION GRANTS

     The following table sets forth certain information concerning grants of options to the Named Executive Officers of the Company during the 2000 Fiscal Year. No stock appreciation rights were granted to the Named Executive Officers during the 2000 Fiscal Year.



                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                             NUMBERS OF      % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                             SECURITIES       OPTIONS                                   STOCK APPRECIATION FOR
                             UNDERLYING      GRANTED TO     EXERCISE                      OPTION TERM($)(C)
                               OPTIONS      EMPLOYEES IN    PRICE PER    EXPIRATION   --------------------------
           NAME             GRANTED(#)(A)   FISCAL YEAR    SHARE($)(B)      DATE          5%             10%
           ----             -------------   ------------   -----------   ----------   -----------    -----------
W. Thomas Gimple..........      50,000          1.07%         0.9688      9/25/10         78,903        125,638
Timothy E. Kelly..........     155,556          3.32%        14.0625      2/23/10      3,563,217      5,673,828
                               400,000          8.55%         2.3125      5/15/10      1,506,727      2,399,211
                                50,000          1.07%         0.9688      9/25/10         78,903        125,638
Mardan M. Afrasiabi.......     100,000          2.14%         2.3125      5/15/10        376,683        599,801
                                25,000          0.53%         0.9688      9/25/10         39,453         62,822




---------------
(a) All of such options were granted under the Tickets.com 1999 Stock Incentive Plan for a term of 10 years, subject to the earlier termination in connection with events related to termination of employment. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person of all or substantially all of the Company's assets or 50% or more of the Company's outstanding voting stock. All of the options granted to the Named Executive Officers vest in equal quarterly installments over four years. Upon an involuntary termination of a Named Executive Officer's employment or a resignation for good reason, his options will immediately vest as to 50% of the unvested option shares. The options granted to Mr. Kelly were not exercised and expired following his resignation from the Company.


(b) All options were granted at the fair market value of the Common Stock on the date of grant. Fair market value was the closing selling price of the Common Stock on the Nasdaq National Market on the date of grant.

(c) Sets forth potential option gains based on assumed annualized rates of stock price appreciation (compounded annually) from the exercise price through the full term of the grant, with appreciation determined as of the expiration date. The 5.0% and 10.0% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information regarding option exercises by the Named Executive Officers during the 2000 Fiscal Year and held by them on December 31, 2000:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR END OPTION VALUES



                                                                  NUMBER OF           VALUE OF UNEXERCISED
                                                            SECURITIES UNDERLYING         IN-THE-MONEY
                                                             UNEXERCISED OPTIONS            OPTIONS
                                                            AT FISCAL YEAR END(#)        AT FISCAL YEAR
                                                            ----------------------         END($)(A)
                          SHARES ACQUIRED       VALUE                                 --------------------
          NAME            ON EXERCISE(#)     REALIZED($)     VESTED      UNVESTED     VESTED     UNVESTED
          ----            ---------------    -----------    ---------    ---------    -------    ---------
W. Thomas Gimple........           --               --      1,169,790    1,169,099      -0-         -0-
Timothy E. Kelly........           --               --        242,291      807,709      -0-         -0-
Mardan M. Afrasiabi.....           --               --        159,895      320,660      -0-         -0-




---------------
(a) Represents the difference between the fair market value of the shares underlying such option at fiscal year-end ($.2812 per share) and the exercise price of such option.


EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     In October 1998, the Company and Messrs. Gimple and Afrasiabi entered into employment agreements. In April 1999, the Company entered into a new employment agreement with Mr. Gimple that continues in effect for six years plus any extensions or renewals. In July 1999, the Company and Mr. Kelly entered into an employment agreement, which was amended in December 1999. In November 2000, the Company and Mr. Afrasiabi entered into a new employment agreement. These agreements provide Mr. Gimple with a base salary of $275,000, Mr. Timothy Kelly with a base salary of $225,000 and Mr. Afrasiabi with a base salary of $175,000. In addition, each agreement provides other benefits during its term and upon the termination of the employment of the executive. If the Company terminates the executive's employment without cause, or if the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to nine months of salary and immediate vesting of 50% of all unvested options, other than options to acquire 666,667 shares of Common Stock granted on April 29, 1999 (the "Performance Options"), and Messrs. Kelly and Afrasiabi are entitled to six months of salary and immediate vesting of 50% of all unvested options.



     Messrs. Gimple's, Timothy Kelly's and Afrasiabi's employment agreements each provide for immediate vesting of all unvested options, other than the Performance Options, following a change in control or corporate transaction. If within 24 months following a change in control or corporate transaction, the Company terminates the employment of the executive without cause or the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to 18 months of salary and Messrs. Timothy Kelly and

Afrasiabi are entitled to 12 months of salary. The employment agreements also include provisions regarding the protection of confidential information of the Company, non-competition with the Company, non-solicitation of other employees of the Company and indemnification of the executives by the Company.

     In January 2001, Mr. Timothy Kelly resigned from his position with the Company. Mr. Kelly did not receive any benefits under his employment agreement as a result of his resignation and all of his options have expired.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Compensation Committee in December 1997. During the 2000 Fiscal Year, the Compensation Committee consisted of Mr. Sinacori, Mr. Sym-Smith and Mr. Christos Cotsakos. In June 2000, Mr. Cotsakos resigned as a member of the Board of Directors. None of these individuals was an officer or employee of the Company at any time during the 2000 Fiscal Year or at any other time.

     No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the authority to make discretionary option grants to the Company's executive officers under the Company's 1999 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) variable performance awards payable in cash and tied to the Company's achievement of financial performance or other goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.


     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.


     Base Salary. The base salary for each executive officer is established on the basis of each individual's personal performance and internal alignment levels at or slightly below the median of the estimated base salary levels paid for similar positions at peer companies to reflect the fact that each executive officer's overall compensation is composed of a significant equity interest in the Company. The philosophy behind this strategy is to have a substantial portion of each executive officer's total compensation tied to the Company's performance and stock price appreciation in order to create a greater incentive to create value for the Company's stockholders.

     Incentives. Incentive bonuses for executive officers may be established at the discretion of the Committee. Based upon the Company's performance during the 2000 Fiscal Year, no such bonuses were awarded.

     Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer for the 2000 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

     The Compensation Committee last adjusted Mr. Gimple's base salary in October 1998 with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Gimple's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 2000 Fiscal Year, Mr. Gimple's base salary was estimated to be approximately at or slightly below the median of the base salary levels of other chief executive officers at peer companies.


     The remaining components of Mr. Gimple's 2000 Fiscal Year compensation, however, were primarily dependent upon corporate performance. The Compensation Committee awarded stock option grants to Mr. Gimple in 2000 in order to provide him with an equity incentive to continue contributing to the financial success of the Company. The options will have value for Mr. Gimple only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made. Mr. Gimple was not awarded any cash incentive bonus for the 2000 Fiscal Year.


     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2000 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. The

Company's 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                              Nicholas E. Sinacori
                                 Ian Sym-Smith

May 10, 2001

                               TICKETS.COM, INC.

                             AUDIT COMMITTEE REPORT

     The Audit Committee role is to act on behalf of the Board of Directors in the oversight of all aspects of the Company's financial reporting, internal control and audit functions. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report for fiscal year 2000 with management.

     The Audit Committee also reviewed with Arthur Andersen LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of non-audit services by Arthur Andersen & Co. is compatible with their independence.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          The Audit Committee of
                                          the Board of Directors

                                          Braden R. Kelly
                                          Nicholas E. Sinacori
                                          C. Ian Sym-Smith

May 10, 2001


                       FEES PAID TO INDEPENDENT AUDITORS


AUDIT FEES

     The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Form 10-Qs for such fiscal year were approximately $393,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed for professional services rendered by Arthur Andersen LLP for financial information systems design and implementation services for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed for services rendered by Arthur Andersen LLP, other than the services referred to above, for the fiscal year ended December 31, 2000 were approximately $269,000.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph set forth below compares cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Dow Jones U.S. Consumer Services Index resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering of the common stock on November 4, 1999 and ending on December 31, 2000.

                 COMPARISON OF 14-MONTH CUMULATIVE TOTAL RETURN
                            AMONG TICKETS.COM, INC.
THE NASDAQ STOCK MARKET (U.S.) INDEX AND DOW JONES U.S. CONSUMER SERVICES INDEX

                              [PERFORMANCE GRAPH]



--------------------------------------------------------------------------------
                       11/4/99    12/99     3/00      6/00      9/00      12/00
--------------------------------------------------------------------------------
 Tickets.com, Inc.     100.00     74.35     49.35     17.69      5.19      1.50
 Nasdaq Stock Market
  (U.S.)               100.00    132.80    149.06    129.61    119.27     79.83
 Dow Jones U.S.
  Consumer Services
  Index                100.00    133.02    114.14     83.15     76.30     45.62
--------------------------------------------------------------------------------




---------------
Note: Past or present stock performance is not necessarily indicative of future stock performance.


                           RELATED PARTY TRANSACTIONS



     The Company has entered into employment agreements with each of its executive officers as described in "Executive Compensation and Other Information -- Employment and Severance Arrangements."



     In connection with an equity investment of $55 million in the Company in August 1999, Excite, Inc. entered into a letter of intent with the Company, providing for certain services to be performed by Excite and certain other services to be performed by the Company. In connection with its investment, Excite and its affiliate, Cox Interactive Media, each entered into a content and distribution agreement with the Company. Under these agreements, the Company agreed to integrate its event information and ticket purchasing capabilities on web sites of Excite and Cox and their affiliates. Pursuant to the letter of intent and in conjunction with Excite's equity investment, the Company paid Excite $25 million for content, advertising and distribution, and must pay other additional fees to Excite over a period of three years. The content and distribution agreement with Cox provides that the Company will purchase a minimum of $13.5 million in advertising from Cox over a period of three years.

     In fiscal 2000, the Company recognized a total of $750,000 in advertising revenue from Excite. The Company also recognized $9.0 million in expense related to these agreements for the same period, of which, approximately $7.4 million was a non-cash item amortized from the original $25 million prepayment by Excite.


     In June 2001, the Company entered into the amended Purchase Agreement with affiliates of certain principal stockholders and directors as described above in Proposal 2.


     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2000 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has not yet selected the Company's independent public auditors for the year ending December 31, 2001. The Board of Directors will make its selection after the Audit Committee has reviewed audit proposals for the year. After its review, the Audit Committee will recommend independent public auditors for fiscal 2001 to the Board, which will make the final selection.


     The Audit Committee is expected to make a recommendation in the near future. Arthur Andersen LLP was the independent public auditor for the Company for the fiscal year ended December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires to do so, and will be available to respond to appropriate questions.


                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS



     Proposals of stockholders of the Company that are intended to be presented by such stockholders at next year's Annual Meeting must be received no later than February 23, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. The Bylaws of the Company require that all nominations for persons to be elected Directors at a meeting of stockholders, other than those made by the Board of Directors, and all business to be brought before a meeting by a stockholder, must be made by written notice to the Secretary of the Company and received at the principal executive offices of the Company at least 120 days prior to the date of the meeting.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the 2000 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                            FORM 10-K AND FORM 10-Q

     The Company filed an Annual Report on Form 10-K and a Quarterly Report on Form 10-Q with the Securities and Exchange Commission on April 3, 2001 and May 15, 2001, respectively. Stockholders may obtain copies of these reports, without charge, by writing to Investor Relations at the Company's principal executive offices located at 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626.

                                    THE BOARD OF DIRECTORS OF TICKETS.COM, INC.



Dated: June 22, 2001

                                                                      APPENDIX A

                               TICKETS.COM, INC.

                          CHARTER FOR AUDIT COMMITTEE

                                   ARTICLE II


                                   FORMATION


     The Board of Directors of Tickets.com, Inc. (the "Corporation") has established the Audit Committee pursuant to Section 141(c)(1) of the Delaware General Corporation Law and Article III of the Corporation's Bylaws.

                                  ARTICLE III


                                  COMPOSITION


     The Audit Committee shall be comprised of not less than three members of the Corporation's Board of Directors. Subject to the foregoing, the exact number of members of the Audit Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors. The qualifications of the Audit Committee membership on and after June 1, 2001 shall be as follows:

     - No member shall have any relationship to the Corporation that, in the determination of the Board of Directors, may interfere with his or her exercise of independence from management and the Corporation. The following persons shall not be considered independent:

       - A director who was employed by the Corporation or any of its affiliates at any time during the past three years;

       - A director who accepted any discretionary compensation from the Corporation or any of its affiliates in excess of sixty thousand dollars ($60,000) during the previous fiscal year, other than compensation for board service or benefits under a tax-qualified retirement plan;

       - A director who is an immediate family member of an individual who was employed by the Corporation or any of its affiliates at any time during the past three years;


       - A director who is a partner in, or controlling shareholder or executive officer of, any for-profit business organization to which the Corporation made, or from which the Corporation received, in any of the past three years payments (other than those arising solely from investments in the Corporation's securities) that exceed 5% of the Corporation's or business organization's consolidated gross revenues for that year or two hundred thousand dollars ($200,000), whichever is more; and



       - A director who is employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.


     - Each member shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, or shall become able to do so within a reasonable period of time after his or her appointment to the Audit Committee.

     - At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     - No member of the Audit Committee shall be an employee, non-employee executive officer, or immediate family member of an individual who is an executive officer of the Corporation or any of its affiliates.

     For purposes of this Article II, the term "executive officer" means a company's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the company. Officers of a company's parent(s) or subsidiaries shall be deemed executive officers of that company if they perform such policy-making functions for the company. In addition, when a company is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership shall be deemed executive officers of the limited partnership. When a company is a trust, officers or employees of the trustee(s) who perform policy-making functions for the trust are deemed executive officers of the trust.

     Also for purposes of this Article II, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone who resides in such person's home.

                                   ARTICLE IV


                                   FUNCTIONS


     The independent public accounting firm engaged by the Corporation to audit the Corporation's financial statements shall be accountable ultimately to the Corporation's Board of Directors and the Audit Committee.

     The Audit Committee shall:

          A. Independent Auditors

        - Recommend to the Board of Directors each year the independent public accounting firm to be engaged to audit the Corporation's financial statements.

        - Meet with the independent auditors to review and approve the plan and scope for each audit of the Corporation's financial statements and related services, including proposed fees to be incurred with respect thereto.


        - Review and recommend action with respect to the results of each independent audit of the Corporation's financial statements, including problems encountered in connection with such audit and recommendations of the independent auditors arising as a result of such audit.


        - Discuss with the Corporation's independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61 ("SAS 61"), as may be amended or supplemented.

        - At least annually, discuss with the independent auditors their independence and receive each of the following in writing:

             (A) Disclosure of all relationships between the auditors and their related entities and the Corporation and its related entities that in the auditors' professional judgment may reasonably be thought to bear on independence; and

             (B) Confirmation that, in the auditors' professional judgment, the independent auditors are independent of the Corporation within the meaning of the federal securities laws.

           - Discuss with the Corporation's independent auditors any relationships or services disclosed by the independent auditors that may impact the objectivity and independence of the independent auditors and take, or recommend that the Board of Directors take, appropriate action to oversee the independent auditors' independence.

           - Evaluate the performance of the Corporation's independent auditors and recommend to the Board of Directors any proposed discharge of the Corporation's independent auditors.

          B. Financial Statements

        - Review and discuss with the Corporation's independent auditors and management the Corporation's audited financial statements.

        - Based on (1) its review and discussions with management of the Corporation's audited financial statements; (2) its discussion with the independent auditors of the matters to be communicated pursuant to SAS 61; and (3) the written disclosures from the Corporation's independent auditors regarding independence, recommend to the Corporation's Board of Directors whether the Corporation's audited financial statements should be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission (the "SEC").

        - Review and discuss with the Corporation's independent auditors and management the Corporation's quarterly reports on Form 10-Q.

        - Review and discuss with management the Corporation's financial projections prior to the distribution thereof to the Corporation's Board of Directors.


          C. Internal Accounting


        - Review with the Corporation's independent auditors and financial management the adequacy and effectiveness of the Corporation's system of internal accounting controls, including the adequacy of such controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

        - Review the scope and results of the Corporation's internal auditing procedures and practices and oversee the effectiveness thereof.

          D. Management Conduct Policies

        - Review from time to time and make recommendations with respect to the Corporation's policies relating to management conduct and oversee procedures and practices to ensure compliance therewith. Such policies shall include, without limitation, those relating to (1) transactions between the Corporation and members of its management, (2) political contributions and other sensitive payments, (3) compliance with the Foreign Corrupt Practices Act, and (4) corporate or competitive opportunities offered or enjoyed by members of such management.

        - Make interpretations from time to time as to the scope and application of the Corporation's management conduct policies.

        - Review and approve or disapprove, as contemplated by the Corporation's management conduct policies, proposed transactions between the Corporation and its employees or directors.

          E. Other Duties

        - At least annually, review the adequacy of this Charter and recommend to the Corporation's Board of Directors any changes to this Charter that the Audit Committee deems necessary or desirable.

        - Perform such other specific functions as the Corporation's Board of Directors may from time to time direct, and make such investigations and reviews of the Corporation and its operations as the Chief Executive Officer or the Board of Directors may from time to time request.

                                   ARTICLE V

                                   PROCEDURES

     The Audit Committee shall keep regular minutes of its meetings. Meetings and actions of the Audit Committee shall be governed by, and held and taken in accordance with, the provisions of Article III of the Corporation's Bylaws (other than Sections 5 and 13), with such changes in the context of those Bylaws as are necessary to substitute the Audit Committee, the Chairman of the Audit Committee and its members for the Board of Directors, the Chairman of the Board and its members. Regular meetings of the Audit Committee may be held at such time and such place as the Audit Committee determines from time to time.

                                                                      APPENDIX B

                     PROPOSED TEXT OF AMENDMENT OF RESTATED
                          CERTIFICATE OF INCORPORATION

     The amended and restated certificate of incorporation of the Corporation, as amended to date, is to be further amended by adding the following paragraph immediately after the present first paragraph of ARTICLE IV thereof:


     "Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, each eight (8) shares of Common Stock, $0.000225 par value per share, of the Corporation then issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of Common Stock as reported in The Wall Street Journal on the last trading day prior to the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, or, if such price is not available, the average of the last bid and asked prices of the Common Stock on such day, or such other price as may be determined by the Board of Directors of the Corporation."

                                TICKETS.COM, INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 11, 2001

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The signatory of this Proxy revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held July 11, 2001 and the Proxy Statement and appoints W. Thomas Gimple and Eric P. Bauer, and each of them, the Proxy of the signatory, with full power of substitution, to vote all shares of Common Stock of Tickets.com, Inc. (the "Company") which the signatory is entitled to vote, either on his or her own behalf or on behalf of any entity or entities at the Annual Meeting of Stockholders of the Company to be held at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California on Wednesday, July 11, 2001 at 10:00 a.m. Pacific Time (the "Annual Meeting"), and any adjournment or postponement thereof, with the same force and effect that the signatory might or could do if personally present thereat.

The Board of Directors recommends a vote IN FAVOR OF Proposal 1, the election of the directors, and Proposals 2 and 3 listed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, THE ELECTION OF THE DIRECTORS, AND PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE.


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

                                                   Please mark your votes as [X]
                                                   indicated in this example.



Proposal 1.         ELECTION OF DIRECTOR
                    Nominees: W. Thomas Gimple and C. Ian Sym-Smith

             FOR nominee                             WITHHOLD
         listed to the right                         AUTHORITY
        (except as marked to                    to vote for nominee
            the contrary)                       listed to the right.
                [ ]                                    [ ]

Proposal 2.         To approve the issuance of shares of Series F Senior
                    Cumulative Redeemable Preferred Stock, dividends in shares of such Preferred Stock thereon, and underlying Common
                    Stock.

                        [ ] FOR             [ ] AGAINST           [ ] ABSTAIN


Proposal 3.         To approve the amendment of the Company's Amended and
                    Restated Certificate of Incorporation to effect a one-for-eight reverse stock split of the Company's Common
                    Stock.


                        [ ] FOR             [ ] AGAINST           [ ] ABSTAIN

Proposal 4.         In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and such other matters as may properly come before the meeting.



                    Date: _______________________________________________ , 2001

                    Sign: ______________________________________________________
                    Please sign EXACTLY as name(s) appears at the left.


                    If this proxy is signed by and attorney-in-fact, executor, administrator, trustee or guardian, give full title.

                    PLEASE DATE, SIGN AND RETURN PROMPTLY.



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